UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    February 1, 2008

SPARE BACKUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30587	23-3030650
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

72757 Fred Waring Drive, Palm Desert, California 92260

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (760) 779-0251 not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Effective January 1, 2008, and executed on February 1, 2008, Spare Backup, Inc. entered into a License Agreement with Sony Electronics, Inc. under which we granted Sony a non-exclusive, world-wide license to our Spare Backup fully-automated remote backup solution and software tools, including the right to reproduce, publish, prepare derivative works and sell the product, as well as the right to use our trade name, trademarks and other identifying logos. Under a one year program, Sony may preinstall our Spare Backup service and software tools, on hardware, and or other Sony products it sells, as it determines, on a royalty-free basis. Sony will receive a percentage of each subscription sold to the end user during the term of the agreement and for 24 months after its termination.

Under the terms of the agreement, Spare Backup Inc, is responsible for delivery of the Spare Backup service to Sony's end users as well as providing for training, at our expense, to Sony's technical support personnel. We have indemnified Sony in connection with claims related to our products and service raising from non-performance. The agreement, which may be renewed for successive 12 month terms, may be immediately terminated by Sony in the event we should directly or indirectly defraud Sony, for any misrepresentation or breach of any warranty made by us in the agreement, or in the event of our bankruptcy or insolvency.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARE BACKUP, INC.

Date: February 4, 2008	By: /s/ Cery Perle
Cery Perle,
Chief Executive Officer and President